EXHIBIT 5.6

[Letterhead of Roberts & Stevens, P.A.]

December 19, 2012

To each of the Persons Listed on Schedule A attached hereto

Re: Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as local counsel in the State of North Carolina (the “State”) for BRPP, LLC, a North Carolina limited liability company (“BRPP”) and International Tray Pads & Packaging, Inc., a North Carolina corporation (“ITPP”), in connection with the Registration Statement on Form F-4, Registration No. 333-185285 (the “Registration Statement”) filed by the Registrants listed therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to an offer to exchange “old notes” previously issued by the Issuers for a like principal amount of “new notes” (the “Exchange Offer”). Terms not otherwise defined in this letter shall have the meaning given to them in the prospectus forming a part of the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction of the documents listed on Schedule B attached hereto and incorporated herein by reference (collectively the “Documents”).

For purposes of this opinion, the documents listed in items 1 and 2 on Schedule B attached hereto are referred to herein as the “Transaction Documents”, such Transaction Documents being further defined on Schedule B, which definitions are incorporated herein by reference.

We have also reviewed and relied upon such certificates of BRPP and ITPP and other parties as to factual matters, certificates of public officials and other instruments, documents and agreements as we have deemed necessary or appropriate to enable us to render the opinions set forth below. Except as otherwise specifically identified herein, as to all matters of fact that are material to our opinion, we have relied solely upon certificates of officials of BRPP and ITPP and other parties furnished to us, and we have not undertaken any independent investigation to determine the existence or absence of such facts. However, we have no reason to believe that any of the documents on which we have relied contain matters which, or the assumptions contained herein, are untrue, contrary to known facts, or unreasonable. Whenever any opinion herein with respect to the existence or absence of facts is qualified by the phrase “to our knowledge,” such phrase indicates only that during the course of our representation of BRPP and ITPP, no information has come to the attention of the attorneys in this Firm involved in this transaction being Vincent D. Childress, Jr., which would give us actual knowledge of the existence or absence of such facts. Except to the extent expressly stated herein, we have not undertaken any independent investigation to determine the existence or absence of any such facts, and no inference as to our knowledge of the existence of such facts should be drawn from the fact of our representation of BRPP and ITPP.

ASSUMPTIONS

In rendering this opinion, we have assumed, with your express permission and without independent verification or investigation, each of the following:

1.	All natural persons executing the Transaction Documents are legally competent to do so; all signatures on all documents submitted to us are genuine; all documents submitted to us as originals are authentic; and all documents submitted to us as copies conform to the original documents, which themselves are authentic, and that any electronic copy provided to us signed by the necessary parties has in fact been duly executed and delivered by such parties; and

2.	There are no prior or contemporaneous written or oral understandings, agreements or courses of dealing among the parties at variance with any of the terms of the Documents.

OPINIONS

Based upon the foregoing assumptions and subject to the qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	BRPP is a limited liability company duly organized and validly existing in good standing under the laws of the State of North Carolina with full power and authority to (i) conduct its business as set forth in its Articles of Organization and (ii) execute, deliver, and enter into the Transaction Documents.

2.	ITPP is a corporation duly organized and validly existing in good standing under the laws of the State of North Carolina with full power and authority to execute, deliver, undertake and perform its obligations under the Transaction Documents.

3.	BRPP, as Guarantor, has duly authorized, executed and delivered the Indenture.

4.	The authorization, execution and delivery of the Indenture and the performance by BRPP of its obligations thereunder do not conflict with, or result in a violation of the Articles of Organization or Operating Agreement of BRPP. To our knowledge, the execution and delivery of the Indenture do not violate or conflict with any existing law, rule or regulation of the State, or any order, writ, injunction or decree of any court, administrative agency or any other governmental authority applicable to BRPP.

5.	To our knowledge, no authorization, consent or order of any court or governmental authority is required to be obtained in connection with the execution, delivery and performance of the Indenture by BRPP.

6.	The execution and delivery of the Supplemental Indenture by ITPP have been duly authorized by all necessary corporate action on the part of ITPP.

7.	ITPP has duly executed and delivered the Supplemental Indenture.

8.	The authorization, execution and delivery of the Supplemental Indenture by ITPP and the performance by ITPP of its obligations thereunder do not conflict with, or result in a violation of the Articles of Incorporation or Bylaws of ITPP. To our knowledge, the execution and delivery of the Supplemental Indenture by ITPP do not violate or conflict with any existing law, rule or regulation of the State, or any order, writ, injunction or decree of any court, administrative agency or any other governmental authority applicable to ITPP.

9.	To our knowledge, no authorization, consent or order of any court or governmental authority is required to be obtained in connection with the execution, delivery and performance of the Supplemental Indenture by ITPP.

QUALIFICATIONS

The opinions set forth herein are subject to the following qualifications:

1.	We are admitted to practice only in the State of North Carolina and we express no opinion as to matters under or involving the laws of any jurisdiction other than the United States of America and the State of North Carolina and its political subdivisions. We express no opinion as to any provision of the Documents with respect to conflicts of laws.

2.	The opinions rendered herein are rendered only with respect to the facts existing on the date hereof and laws, rules and regulations currently in effect. We have no obligation to update this opinion in the event of any matters which may occur or laws, rule or regulations which may change or be adopted subsequent to the effective date of the Registration Statement.

This letter and the opinions expressed herein are rendered for the benefit of the addressees hereof, their successors, assigns and legal counsel and the purchasers of the “new notes” issued in the Exchange Offer. We understand that you will rely on matters of North Carolina law, as applicable, contained in this letter in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (“Debevoise”), your legal counsel, will rely on matters of North Carolina law, as applicable, contained in this letter in connection with an opinion to be rendered by it on the date hereof relating to BRPP and ITPP. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of North Carolina law, as applicable, contained in this letter.

We consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Securities” in the prospectus contained in the Registration Statement. In giving such consent, we do not hereby concede or acknowledge that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations issued by the Commission thereunder.

ROBERTS & STEVENS, P.A.

/s/ ROBERTS & STEVENS, P.A.

SCHEDULE A

Reynolds Group Holdings Limited

Level Nine

148 Quay Street

Auckland 1140 New Zealand

Reynolds Group Issuer Inc.

c/o National Registered Agents, Inc.

160 Greentree Drive, Suite 101,

Dover, Delaware 19904

Reynolds Group Issuer LLC

c/o National Registered Agents, Inc.

160 Greentree Drive, Suite 101,

Dover, Delaware 19904

Reynolds Group Issuer (Luxembourg) S.A.

6C Rue Gabriel Lippmann,

L-5365 Munsbach, Grand Duchy of Luxembourg

The Member and Manager of BRPP, LLC

Blue Ridge Paper Products Inc.

41 Main Street

Canton, North Carolina 28716

International Tray Pads & Packaging, Inc.

802 Pinehurst Street

Aberdeen, North Carolina 28315

SCHEDULE B

1.	The senior secured notes indenture dated as of September 28, 2012, relating to the September 2012 Senior Secured Notes among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., certain Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, registrar, transfer agent and collateral agent, The Bank of New York Mellon, London Branch, as paying agent, and Wilmington Trust (London) Limited, as additional collateral agent (the “Indenture”);

2.	First Senior Secured Notes Supplemental Indenture dated November 7, 2012 to the 5.750% Senior Secured Notes Indenture due 2020, dated as of September 28, 2012, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto, including ITPP, and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, and Wilmington Trust (London) Limited, as additional collateral agent (the “Supplemental Indenture”);

3.	Action of the Sole Member and Manager by Written Consent of BRPP dated as of September 25, 2012;

4.	Articles of Organization of BRPP certified by the North Carolina Secretary of State as of December 19, 2012, as the same has been amended from time to time;

5.	Certificate of Existence of BRPP dated as of December 19, 2012 issued by the North Carolina Secretary of State;

6.	Operating Agreement of BRPP dated as of July 11, 2000, as the same has been amended from time to time;

7.	Articles of Incorporation of ITPP, certified by the North Carolina Secretary of State as of December 19, 2012, as the same have been amended from time to time;

8.	Certificate of Existence of ITPP dated as of December 19, 2012, issued by the North Carolina Secretary of State;

9.	Bylaws of ITPP as certified by Officer’s Certificate of ITPP dated November 7, 2012; and

10.	Action of the Board of Directors by Written Unanimous Consent of ITPP dated as of November 5, 2012.